As filed with the Securities and Exchange Commission on April 28, 2000

                           Registration No. 333-13113

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington, DC 20549

                   POST-EFFECTIVE AMENDMENT NO 10 TO FORM S-11

                             REGISTRATION STATEMENT

                                      under

                           THE SECURITIES ACT OF 1933
        REDWOOD MORTGAGE INVESTORS VIII, a California Limited Partnership
             (Exact name of registrant as specified in its charter)

CALIFORNIA                         6611                         94-3158788
----------                         ----                         ----------
(State or other               (Primary Standard              (I.R.S. Employer
jurisdiction of                  Industrial                 Identification No.)
incorporation or               Classification
organization)                   Code Number)

   650 El Camino Real, Suite G, Redwood City, California 94063 (650) 365-5341
          (Address and telephone number of principal executive offices)

   650 El Camino Real, Suite G, Redwood City, California 94063 (650) 365-5341
          (Address of principal place of business or intended principal place of business)

                               D. Russell Burwell

   650 El Camino Real, Suite G, Redwood City, California 94063 (650) 365-5341
            (Name, address, including zip code and telephone number,
                   including area code of agent for service)

                                   Copies to:

                              Stephen C. Ryan, Esq.
                              Anne R. Knowles, Esq.
                     McCutchen, Doyle, Brown & Enersen, LLP
                  Three Embarcadero Center, Twenty-Fifth Floor
                         San Francisco, California 94111
                        Approximate date of commencement
                           of proposed sale to public:

     As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: X

                      Supplement No. 1 dated April 28, 2000
                    to the Prospectus dated February 28, 2000
                        Redwood Mortgage Investors VIII,
                        A California Limited Partnership

         The following information updates the Prospectus of Redwood Mortgage Investors VIII, a California limited partnership (the "Partnership") dated February 28, 2000 (the "Prospectus").

         Because this is a supplement, it only updates the operations and activities of the Partnership to date. Important additional information regarding the business of the Partnership and the risks involved in investing in the Partnership are contained in the Prospectus. You should carefully read the Prospectus along with this Supplement.

         1. Summary of Partnership Activities. We are engaged in business as a mortgage lender. We make loans to individuals and business entities secured by residential, investment or commercial property. In order to ensure repayment of the loans, the loans are secured by first and second, and in some limited cases, third deeds of trust on the property. For a more detailed discussion of deeds of trust and other factors affecting the loans made by us, you should carefully review the Section of the Prospectus entitled "CERTAIN LEGAL ASPECTS OF PARTNERSHIP LOANS."

     Initial Offering. In February, 1993, we initially offered $15,000,000 of limited partnership units. For ease of reference, we shall refer to limited partnership units as "Units." All Units in the initial Offering were sold and the Offering was closed in October, 1996. We received total proceeds from the sale of Units in an amount equal to $14,932,017. In order to sell the Units, we incurred approximately $12,500 in organizational costs that included certain costs and expenses of organizing and forming the Partnership. We also incurred $569,865 in syndication costs which include certain legal, accounting and broker-dealer fees. Overall, total organization and syndication costs were less than anticipated.

     Current Offering. In September, 1996, we elected to continue offering Units in the Partnership in order to increase our Loan Investment Portfolio. By increasing our Loan Portfolio, we could increase diversity and add additional safety to the portfolio. In December we began selling Units in the partnership's second offering of $30,000,000 of Units. This offering is still ongoing. All proceeds from the sale of Units are paid directly to the partnership. As a result, no escrow was established.

     Status of Current Offering. As of December 31, 1999, we had sold $20,178,924 of Units. This brings the total proceeds received from the initial Offering and the current Offering to $35,110,941, as of December 31, 1999. As of December 31, 1999 we had outstanding loans with a total principal balance of $35,693,148. As of December 31, 1999, we had, in connection with its second Offering of $30,000,000 of Units, incurred no organizational costs and $597,784 in syndication costs.

     No Adverse Business Development. As of the date of this Supplement, there have been no adverse business developments or conditions in the Partnership, or any prior limited partnerships in which the General Partners are involved, that would be material to a prospective investor.

         2.  Financial Statements.

|X| Financial Statements of Partnership. The Financial Statements of the Partnership included in this Supplement have been audited by Caporicci, Cropper & Larson, independent auditors, as of December 31, 1999 and are included herein as part of this supplement.

|X| Financial Statements of Gymno Corporation. The financial statements of Gymno Corporation, a corporate General Partner, have been updated to December 31, 1999 and 1998, and are included herein as part of this supplement. The audited financial statements of Redwood Mortgage Corp. as of September 30, 1999, the end of its fiscal year, are included in the prospectus.

                         REDWOOD MORTGAGE INVESTORS VIII
                       (A California Limited Partnership)
                              FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998
                         (With Auditor's Report Thereon)

                        Caporicci, Cropper & Larson, LLP
                          CERTIFIED PUBLIC ACCOUNTANTS
                            1575 Treat Blvd. Ste. 208
                             Walnut Creek, CA 94598
                                 (925) 932-3860

                          INDEPENDENT AUDITOR'S REPORT

THE PARTNERS
REDWOOD MORTGAGE INVESTORS VIII

We have audited the financial statements and related schedules of REDWOOD MORTGAGE INVESTORS VIII (A California Limited Partnership) listed in Item 8 on form 10-K including balance sheets as of December 31, 1999 and 1998 and the statements of income, changes in partners' capital and cash flows for the three years ended December 31, 1999. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of REDWOOD MORTGAGE INVESTORS VIII as of December 31, 1999 and 1998, and the results of its operations and cash flows for the three years ended December 31, 1999, in conformity with generally accepted accounting principles. Further, it is our opinion that the schedules referred to above present fairly the information set forth therein in compliance with the applicable accounting regulations of the Securities and Exchange Commission.

                              /s/ A. Bruce Cropper

                        Caporicci, Cropper & Larson, LLP

Walnut Creek, California
March 15, 2000


                         REDWOOD MORTGAGE INVESTORS VIII
                       (A California Limited Partnership)
                                 BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998
                                     ASSETS

                                                                           1999                 1998
                                                                       --------------       --------------

Cash                                                                      $1,602,568             $528,688
                                                                       --------------       --------------

Accounts receivable:
  Mortgage Investments, secured by deeds of trust                         35,693,148           31,905,958
  Accrued Interest on Mortgage Investments                                   711,521              459,418
  Advances on Mortgage Investments                                            33,251              211,145
  Accounts receivables, unsecured                                             49,090               48,849
                                                                       --------------       --------------
                                                                          36,487,010           32,625,370

  Less allowance for doubtful accounts                                       834,359              414,073
                                                                       --------------       --------------
                                                                          35,652,651           32,211,297
                                                                       --------------       --------------

Real Estate owned, acquired through foreclosure,
 held for sale                                                                     0               66,000
Investment in limited liability corporation, at cost which
  approximates market                                                        373,358              304,139
Prepaid expense-deferred loan fee                                              6,332               11,835
                                                                       --------------       --------------

                                                                         $37,634,909          $33,121,959
                                                                       ==============       ==============



See accompanying notes to financial statements



                         REDWOOD MORTGAGE INVESTORS VIII
                       (A California Limited Partnership)
                                 BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998
                        LIABILITIES AND PARTNERS' CAPITAL

                                                                           1999                 1998
                                                                       --------------       --------------

Liabilities:
  Accounts payable and accrued expenses                                      $29,413               $2,500
  Note payable - bank line of credit                                               0            5,947,000
  Deferred interest income                                                   213,529              124,805
  Investors in applicant status                                              330,000                    0
                                                                       --------------       --------------

                                                                             572,942            6,074,305
                                                                       --------------       --------------


Partners' Capital:
     Limited partners' capital, subject to redemption (note 4E):
          Net of unallocated syndication costs of $342,334 and
          $353,875 for 1999 and 1998, respectively:
          and formation loan receivable of $2,158,674 and $1,640,904
          for 1999 and 1998, respectively                                 37,030,017           27,025,331

     General Partners' Capital, net of unallocated syndication costs
          of $3,458 and $3,574 for 1999 and 1998, respectively                31,950               22,323
                                                                       --------------       --------------

                      Total Partners' Capital                             37,061,967           27,047,654
                                                                       --------------       --------------

                      Total Liabilities and Partners' Capital            $37,634,909          $33,121,959
                                                                       ==============       ==============


See accompanying notes to financial statements.



                         REDWOOD MORTGAGE INVESTORS VIII
                       (A California Limited Partnership)
                              STATEMENTS OF INCOME
                   FOR THE THREE YEARS ENDED DECEMBER 31, 1999

                                                                              YEARS ENDED DECEMBER 31,

                                                                 ----------------------------------------------------

                                                                     1999              1998              1997
                                                                 --------------    -------------    ---------------
Revenues:
  Interest on Mortgage Investments                                  $4,337,427       $3,376,293         $2,613,008
  Interest on bank deposits                                              8,197            8,946              9,487
  Late charges                                                          27,859           19,384              6,432
  Miscellaneous                                                         52,762            1,398                530
                                                                 --------------    -------------    ---------------
                                                                     4,426,245        3,406,021          2,629,457
                                                                 --------------    -------------    ---------------

Expenses:
  Mortgage servicing fees                                              359,464          295,052            189,692
  Interest on note payable - bank                                      526,697          513,566            340,633
  Amortization of loan origination fees                                 10,503           11,415             16,819
  Provision for doubtful accounts and losses on real estate
    acquired through foreclosure                                       408,890          162,969            139,804
  Asset management fee - General Partner                                42,215           31,651             24,966
  Amortization of organization costs                                         0            1,875              2,500
  Clerical costs through Redwood Mortgage Corp.                         85,171           67,453             54,549
  Professional services                                                 31,814           27,462             36,717
  Printing, supplies and postage                                         7,102            7,089              9,584
  Other                                                                 10,195            8,907              5,673
                                                                  -------------    -------------    ---------------
                                                                     1,482,051        1,127,439            820,937
                                                                 --------------    -------------    ---------------

Income before interest credited to partners in applicant status      2,944,194        2,278,582          1,808,520

Interest credited to partners in applicant status                        1,914            4,454              9,562
                                                                 --------------    -------------    ---------------

Net Income                                                          $2,942,280       $2,274,128         $1,798,958
                                                                 ==============    =============    ===============

Net income:  To General Partners(1%)                                   $29,423          $22,741            $17,990
                     To Limited Partners (99%)                       2,912,857        2,251,387          1,780,968
                                                                 --------------    -------------    ---------------
Total - net income                                                  $2,942,280       $2,274,128         $1,798,958
                                                                 ==============    =============    ===============

Net income per $1,000 invested by Limited Partners for entire period:

-where income is reinvested and compounded                                 $84              $84                $84
                                                                 ==============    =============    ===============

-where partner receives income in monthly distributions                    $81              $81                $81
                                                                 ==============    =============    ===============


See accompanying notes to financial statements.



                         REDWOOD MORTGAGE INVESTORS VIII
                       (A California Limited Partnership)
                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                   FOR THE THREE YEARS ENDED DECEMBER 31, 1999

                                                                                   PARTNERS' CAPITAL
                                                             ---------------------------------------------------------------
                                                                               LIMITED PARTNERS' CAPITAL
                                                             --------------------------------------------------------------


                                                               Capital
                                           Partners In         Account       Unallocated       Formation
                                            Applicant          Limited       Syndication          Loan
                                              Status          Partners          Costs          Receivable         Total
                                          ---------------    ------------    -------------    -------------    -------------

Balances at December 31, 1996                   $310,937     $16,181,189      $ (414,190)                $      $14,693,293

Contributions on Application                   5,251,969               0                0                0                0
Formation Loan increases                               0               0                0        (420,510)        (420,510)
Formation Loan payments                                0               0                0           98,999           98,999
Interest credited to partners in
    Applicant Status                               9,562               0                0                0                0

Upon admission to Partnership:
    Interest withdrawn                           (1,849)               0                0                0                0
    Transfers to Partners' capital           (5,570,619)       5,565,372                0                0        5,565,372

Net Income                                             0       1,780,968                0                0        1,780,968
Syndication costs incurred                             0               0        (188,517)                0        (188,517)
Allocation of syndication costs                        0       (166,023)          166,023                0                0
Partners' withdrawals                                  0       (614,837)                0                0        (614,837)
Early withdrawal penalties                             0        (13,261)            4,690            8,524             (47)
                                          ---------------    ------------    -------------    -------------    -------------

Balances at December 31, 1997                         $0     $22,733,408       $(431,994)     $(1,386,693)      $20,914,721

Contributions on Application                   5,105,559               0                0                0                0
Formation Loan increases                               0               0                0        (403,518)        (403,518)
Formation Loan payments                                0               0                0          133,580          133,580
Interest credited to partners in
     Applicant Status                              4,454               0                0                0                0

Upon admission to Partnership:
    Interest withdrawn                           (1,553)               0                0                0                0
    Transfers to Partners' capital           (5,108,460)       5,103,359                0                0        5,103,359

Net Income                                             0       2,251,387                0                0        2,251,387
Syndication costs incurred                             0               0        (126,453)                0        (126,453)
Allocation of syndication costs                        0       (196,317)          196,317                0                0
Partners' withdrawals                                  0       (847,661)                0                0        (847,661)
Early withdrawal penalties                             0        (24,066)            8,255           15,727             (84)
                                          ---------------    ------------    -------------    -------------    -------------

Balances at December 31, 1998                         $0     $29,020,110       $(353,875)     $(1,640,904)      $27,025,331

Contributions on Application                   9,530,318               0                0                0                0
Formation Loan increases                               0               0                0        (708,461)        (708,461)
Formation Loan payments                                0               0                0          164,731          164,731
Interest credited to partners in
     Applicant Status                              1,914               0                0                0                0

Upon admission to Partnership:
    Interest withdrawn                           (1,002)               0                0                0                0
    Transfers to Partners' capital           (9,201,230)       9,191,719                0                0        9,191,719

Net Income                                             0       2,912,857                0                0        2,912,857
Syndication costs incurred                             0               0        (177,099)                0        (177,099)
Allocation of syndication costs                        0       (175,012)          175,012                0                0
Partners' withdrawals                                  0     (1,378,924)                0                0      (1,378,924)
Early withdrawal penalties                             0        (39,725)           13,628           25,960            (137)
                                          ---------------    ------------    -------------    -------------    -------------

Balances at December 31, 1999                   $330,000     $39,531,025       $(342,334)     $(2,158,674)      $37,030,017
                                          ===============    ============    =============    =============    =============

See accompanying notes to financial statements




                         REDWOOD MORTGAGE INVESTORS VIII
                       (A California Limited Partnership)
                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                   FOR THE THREE YEARS ENDED DECEMBER 31, 1999

                                                                                        PARTNERS' CAPITAL

                                              ------------------------------------------------------------------------------
                                                                                      GENERAL PARTNERS' CAPITAL
                                              ---------------------------------------------------------------------

                                                 Capital           Unallocated                                   Total
                                                 Account           Syndication              Total              Partners'
                                                 General              Costs                                     Capital
                                                Partners

                                             ----------------    -----------------    ------------------    ----------------

Balances at December 31, 1996                        $15,549            $ (4,184)               $11,365         $14,704,658

Contributions on Application                               0                    0                     0                   0
Formation Loan increases                                   0                    0                     0           (420,510)
Formation Loan payments                                    0                    0                     0              98,999
Interest credited to partners in
     Applicant Status                                      0                    0                     0                   0

Upon admission to partnership:
    Interest withdrawn                                     0                    0                     0                   0
    Transfers to Partners' capital                     5,247                    0                 5,247           5,570,619

Net Income                                            17,990                    0                17,990           1,798,958
Syndication costs incurred                                 0              (1,904)               (1,904)           (190,421)
Allocation of syndication costs                      (1,677)                1,677                     0                   0
Partners' withdrawals                               (16,313)                    0              (16,313)           (631,150)
Early withdrawal penalties                                 0                   47                    47                   0
                                             ----------------    -----------------    ------------------    ----------------

Balances at December 31, 1997                        $20,796             $(4,364)               $16,432         $20,931,153

Contributions on Application                               0                    0                     0                   0
Formation Loan increases                                   0                    0                     0           (403,518)
Formation Loan payments                                    0                    0                     0             133,580
Interest credited to partners in
     Applicant Status                                      0                    0                     0                   0

Upon admission to partnership:
    Interest withdrawn                                     0                    0                     0                   0
    Transfers to Partners' capital                     5,101                    0                 5,101           5,108,460

Net Income                                            22,741                    0                22,741           2,274,128
Syndication costs incurred                                 0              (1,277)               (1,277)           (127,730)
Allocation of syndication costs                      (1,983)                1,983                     0                   0
Partners' withdrawals                               (20,758)                    0              (20,758)           (868,419)
Early withdrawal penalties                                 0                   84                    84                   0
                                             ----------------    -----------------    ------------------    ----------------

Balances at December 31, 1998                        $25,897             $(3,574)               $22,323         $27,047,654

Contributions on Application                               0                    0                     0                   0
Formation Loan increases                                   0                    0                     0           (708,461)
Formation Loan payments                                    0                    0                     0             164,731
Interest credited to partners in
     Applicant Status                                      0                    0                     0                   0

Upon admission to partnership:
    Interest withdrawn                                     0                    0                     0                   0
    Transfers to Partners' capital                     9,511                    0                 9,511           9,201,230

Net Income                                            29,423                    0                29,423           2,942,280
Syndication costs incurred                                 0              (1,789)               (1,789)           (178,888)
Allocation of syndication costs                      (1,768)                1,768                     0                   0
Partners' withdrawals                               (27,655)                    0              (27,655)         (1,406,579)
Early withdrawal penalties                                 0                  137                   137                   0
                                             ----------------    -----------------    ------------------    ----------------

Balances at December 31, 1999                        $35,408             $(3,458)               $31,950         $37,061,967
                                             ================    =================    ==================    ================

See accompanying notes to financial statements


                         REDWOOD MORTGAGE INVESTORS VIII
                       (A California Limited Partnership)
                            STATEMENTS OF CASH FLOWS
                   FOR THE THREE YEARS ENDED DECEMBER 31, 1999

                                                                        1999                1998              1997
                                                                   ---------------     ---------------    --------------
Cash flows from operating activities:

  Net income                                                           $2,942,280          $2,274,128        $1,798,958
  Adjustments to reconcile net income to net cash provided by operating activities:
    Amortization of organization costs                                          0               1,875             2,500
    Provision for doubtful accounts.                                      420,286             156,573           139,804
    Provision for losses (gains) on real estate held for sale            (11,396)               6,396                 0
    Increase (decrease) in accounts payable                                26,913               (855)          (17,270)
    (Increase) in accrued interest & advances                            (74,209)           (122,783)         (342,571)
    (Increase) decrease in amount due from related companies                (241)               2,999           (2,688)
    (Increase) decrease in deferred loan fee                                5,503             (1,684)            10,569
    Increase (decrease ) in deferred interest income                       88,724              41,739         (134,414)
                                                                   ---------------     ---------------    --------------
                                                                                                          --------------

      Net cash provided by operating activities                         3,397,860           2,358,388         1,454,888
                                                                   ---------------     ---------------    --------------

Cash flows from investing activities:

    Principal collected on Mortgage Investments                        20,243,729          14,262,838        10,279,337
    Mortgage Investments made                                        (24,030,919)        (20,863,807)      (19,941,336)
    Disposition of real estate held for sale                               79,282                   0                 0
    Additions to real estate held for sale                                (1,886)             (2,258)           (3,254)
    Additions to Limited Liability Corporation                           (69,219)            (53,000)          (60,000)
    Accounts receivables, unsecured - (disbursements) receipts                  0              13,995            12,490
                                                                   ---------------     ---------------    --------------

      Net cash used in investing activities                           (3,779,013)         (6,642,232)       (9,712,763)
                                                                   ---------------     ---------------    --------------

Cash flows from financing activities

   Increase (decrease) in note payable-bank                           (5,947,000)             307,000         4,140,000
   Contributions by partner applicants                                  9,530,318           5,105,559         5,251,969
   Interest credited to partners in applicant status                        1,914               4,454             9,562
   Interest withdrawn by partners in applicant status                     (1,002)             (1,553)           (1,849)
   Partners withdrawals                                               (1,406,579)           (868,419)         (631,150)
   Syndication costs incurred                                           (178,888)           (127,730)         (190,421)
   Formation Loan increases                                             (708,461)           (403,518)         (420,510)
   Formation Loan collections                                             164,731             133,580            98,999
                                                                   ---------------     ---------------
                                                                                                          --------------

      Net cash provided by financing activities                         1,455,033           4,149,373         8,256,600
                                                                   ---------------     ---------------    --------------

Net increase (decrease) in cash and cash equivalents                    1,073,880           (134,471)           (1,275)

Cash - beginning of period                                                528,688             663,159           664,434
                                                                   ---------------     ---------------    --------------

Cash - end of period                                                   $1,602,568            $528,688          $663,159
                                                                   ===============     ===============    ==============


See accompanying notes to financial statements.


                         REDWOOD MORTGAGE INVESTORS VIII
                       (A California Limited Partnership)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 1 - ORGANIZATION AND GENERAL

Redwood Mortgage Investors VIII, (the "Partnership") is a California Limited Partnership, of which the General Partners are D. Russell Burwell, Michael R. Burwell and Gymno Corporation, a California corporation owned and operated by the individual General Partners. The Partnership was organized to engage in business as a mortgage lender for the primary purpose of making Mortgage
Investments secured by Deeds of Trust on California real estate. Mortgage Investments are being arranged and serviced by Redwood Mortgage Corp., an affiliate of the General Partners. At December 31, 1999, the Partnership was in the offering stage, wherein contributed capital totalled $35,110,941 in limited partner contributions of an approved aggregate offering of $45,000,000, in units of $100 each (351,109.41). As of December 31, 1999, $330,000 remained in applicant status.

A minimum of 2,500 units ($250,000) and a maximum of 150,000 units ($15,000,000)
were initially offered through qualified broker-dealers. This initial offering was closed in October, 1996. In December 1996, the Partnership commenced a second offering of an additional 300,000 Units ($30,000,000) As Mortgage Investments are identified, partners are transferred from applicant status to admitted partners participating in Mortgage Investment operations. Each month's income is distributed to partners based upon their proportionate share of partners capital. Some partners have elected to withdraw income on a monthly, quarterly or annual basis.

A. Sales Commissions - Formation Loan

Sales commissions are not paid directly by the Partnership out of the offering proceeds. Instead, the Partnership loans to Redwood Mortgage Corp., an affiliate of the General Partners, amounts to pay all sales commissions and amounts payable in connection with unsolicited orders. This loan is referred to as the "Formation Loan". It is unsecured and non-interest bearing.

The Formation Loan relating to the initial $15,000,000 offering totalled $1,074,840, which was 7.2% of limited partners contributions of $14,932,017 (under the limit of 9.1% relative to the initial offering). It is to be repaid, without interest, in ten annual installments of principal, which commenced on January 1, 1997, following the year the initial offering closed, which was in 1996.

The  Formation  Loan  relating  to the second  offering  ($30,000,000)  totalled
$1,547,875 at December 31, 1999, which was 7.7% of the limited partners contributions of $20,178,924. Sales commissions range from 0% (units sold by General Partners) to 9% of gross proceeds. The Partnership anticipates that the sales commissions will approximate 7.6% based on the assumption that 65% of investors will elect to reinvest earnings, thus generating 9% commissions. The principal balance of the Formation Loan will increase as additional sales of units are made each year. The amount of the annual installment payment to be made by Redwood Mortgage Corp., during the offering stage, will be determined at annual installments of one-tenth of the principal balance of the Formation Loan as of December 31 of each year. Such payment shall be due and payable by December 31 of the following year with the first such payment beginning December 31, 1997. Upon completion of the offering, the balance will be repaid in ten equal annual installments.



                         REDWOOD MORTGAGE INVESTORS VIII
                       (A California Limited Partnership)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

The following summarizes Formation Loan transactions to December 31, 1999:

                                                 Initial             Subsequent
                                               Offering of          Offering of
                                               $15,000,000          $30,000,000              Total

                                              --------------       ---------------      ----------------

Limited Partner contributions                   $14,932,017           $20,178,924           $35,110,941
                                              ==============       ===============      ================

Formation Loan made                              $1,074,840             1,547,875             2,622,715
Payments to date                                  (281,701)             (124,569)             (406,270)
Early withdrawal penalties applied                 (57,771)                     0              (57,771)
                                              --------------       ---------------      ----------------

Balance December 31, 1999                          $735,368            $1,423,306            $2,158,674
                                              ==============       ===============      ================

Percent loaned of Partners' contributions              7.2%                  7.7%                  7.5%
                                              ==============       ===============      ================

     The Formation Loan, which is receivable from Redwood Mortgage Corp., an affiliate of the General Partners, has been deducted from Limited Partners' Capital in the balance sheet. As amounts are collected from Redwood Mortgage Corp., the deduction from capital will be reduced.

B. Other Organizational and Offering Expenses

Organizational and offering expenses, other than sales commissions, (including printing costs, attorney and accountant fees, registration and filing fees and other costs), will be paid by the Partnership.

Through December 31, 1999,  organization  costs of $12,500 and syndication costs
of  $1,167,649  had  been  incurred  by  the  Partnership   with  the  following
distribution:

                                              Syndication            Organization
                                                Costs                    Costs            Total


                                            -----------------     --------------    ------------
Costs incurred                                    $1,167,649            $12,500      $1,180,149
Early withdrawal penalties applied                  (31,555)                  0        (31,555)
Allocated and amortized to date                    (790,302)           (12,500)       (802,802)
                                            -----------------     --------------    ------------

December 31, 1999 balance                           $345,792                  0        $345,792
                                            =================     ==============    ============

Organization and syndication costs attributable to the initial offering ($15,000,000) were limited to the lesser of 10% of the gross proceeds or $600,000 with any excess being paid by the General Partners. Applicable gross proceeds were $14,932,017. Related expenditures totalled $582,365 ($569,865 syndication costs plus $12,500 organization expense) or 3.90%.

As of December 31, 1999 syndication costs attributable to the subsequent offering ($30,000,000) totalled $597,784, (3.0% of contributions), with the costs of the offering being greater at the initial stages due to professional and filing fees related to formulating the offering documents. The syndication costs payable by the Partnership are estimated to be $1,200,000 if the maximum is sold (4% of $30,000,000). The General Partners will pay any syndication expenses (excluding selling commissions) in excess of ten percent of the gross proceeds or $1,200,000.

                         REDWOOD MORTGAGE INVESTORS VIII
                       (A California Limited Partnership)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A Accrual Basis

Revenues and expenses are accounted for on the accrual basis of accounting wherein income is recognized as earned and expenses are recognized as incurred. Once a Mortgage Investment is categorized as impaired, interest is no longer accrued thereon.

B. Management Estimates

In preparing the financial statements, management is required to make estimates based on the information available that affect the reported amounts of assets and liabilities as of the balance sheet date and revenues and expenses for the related periods. Such estimates relate principally to the determination of the allowance for doubtful accounts, including the valuation of impaired mortgage investments, and the valuation of real estate acquired through foreclosure. Actual results could differ significantly from these estimates.

C. Mortgage Investments, Secured by Deeds of Trust

The Partnership has both the intent and ability to hold the Mortgage Investments to maturity, i.e., held for long-term investment. Therefore they are valued at cost for financial statement purposes with interest thereon being accrued by the simple interest method.

Financial Accounting Standards Board Statements (SFAS) 114 and 118 (effective January 1, 1995) provide that if the probable ultimate recovery of the carrying amount of a Mortgage Investment, with due consideration for the fair value of collateral, is less than the recorded investment and related amounts due and the impairment is considered to be other than temporary, the carrying amount of the investment (cost) shall be reduced to the present value of future cash flows. The adoption of these statements did not have a material effect on the financial statements of the Partnership because that was the valuation method previously used on impaired loans.

At December 31, 1999, 1998, and 1997, there were no Mortgage Investments categorized as impaired by the Partnership. Had there been a computed amount for the reduction in carrying values of impaired loans, the reduction would have been included in the allowance for doubtful accounts.

As  presented  in Note 10 to the  financial  statements,  the  average  Mortgage
Investment to appraised value of security at the time the losses were consummated was 60.90%. When a loan is valued for impairment purposes, an updating is made in the valuation of collateral security. However, such a low loan to value ratio has the tendency to minimize reductions for impairment.

D. Cash and Cash Equivalents

For purposes of the statements of cash flows, cash and cash equivalents include interest bearing and non-interest bearing bank deposits.

E. Real Estate Owned, Held for Sale

Real Estate owned, held for sale, includes real estate acquired through foreclosure and is stated at the lower of the recorded investment in the property, net of any senior indebtedness, or at the property's estimated fair value, less estimated costs to sell. At December 31, 1999, there were no properties acquired by the Partnership as real estate owned (REO).

                         REDWOOD MORTGAGE INVESTORS VIII
                       (A California Limited Partnership)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

Effective January 1, 1996, the Partnership adopted the provisions of Statement No 121 (SFAS 121) of the Financial Accounting Standards Board, "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be disposed of". The adoption of SFAS 121 did not have a material impact on the Partnership's financial position because the methods indicated were essentially those previously used by the Partnership.

F. Investment in Limited Liability Corporation (see Note 7)

The Partnership carries its investment in a Limited Liability Corporation as investment in real estate, which is at the lower of costs or fair value, less estimated costs to sell.

G. Income Taxes

No provision for Federal and State income taxes is made in the financial statements since income taxes are the obligation of the partners if and when income taxes apply.

H. Organization and Syndication Costs

The Partnership bears its own organization and syndication costs (other than certain sales commissions and fees described above) including legal and accounting expenses, printing costs, selling expenses, and filing fees. Organizational costs have been capitalized and were amortized over a five year period. Syndication costs are charged against partners' capital and are being allocated to individual partners consistent with the partnership agreement.

I. Allowance for Doubtful Accounts

Mortgage Investments and the related accrued interest, fees, and advances are analyzed on a continuous basis for recoverability. Delinquencies are identified and followed as part of the Mortgage Investment system. A provision is made for doubtful accounts to adjust the allowance for doubtful accounts to an amount considered by management to be adequate, with due consideration to collateral values, to provide for unrecoverable accounts receivable, including impaired Mortgage Investments, other Mortgage Investments, accrued interest and advances on Mortgage Investments, and other accounts receivable (unsecured). The composition of the allowance for doubtful accounts as of December 31, 1999, and 1998 was as follows:

                                                    December 31,
                                    --------------------------------------------
                                          1999                        1998
                                    ---------------             ----------------

Impaired mortgage investments             $0                               $0
Unspecified mortgage investments     795,268                          370,073
Amounts receivable, unsecured         39,091                           44,000
                                   ---------------              ----------------
                                    $834,359                         $414,073
                                   ===============              ================

                         REDWOOD MORTGAGE INVESTORS VIII
                       (A California Limited Partnership)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

J. Net Income Per $1,000 Invested

Amounts reflected in the statements of income as net income per $1,000 invested by Limited Partners for the entire period are actual amounts allocated to Limited Partners who have their investment throughout the period and have elected to either leave their earnings to compound or have elected to receive monthly distributions of their net income. Individual income is allocated each month based on the Limited Partners' pro rata share of Partners' Capital. Because the net income percentage varies from month to month, amounts per $1,000 will vary for those individuals who made or withdrew investments during the period, or select other options. However, the net income per $1,000 average invested has approximated those reflected for those whose investments and options have remained constant.

NOTE 3 - GENERAL PARTNERS AND RELATED PARTIES

The following are commissions and/or fees which are paid to the General Partners and/or related parties.

A. Mortgage Brokerage Commissions

For fees in connection with the review, selection, evaluation, negotiation and extension of Partnership Mortgage Investments in an amount up to 12% of the Mortgage Investments until 6 months after the termination date of the offering. Thereafter, Mortgage Investment brokerage commissions will be limited to an amount not to exceed 4% of the total Partnership assets per year. The Mortgage Investment brokerage commissions are paid by the borrowers, and thus, are not an expense of the Partnership. In 1999 and 1998, Mortgage Investment brokerage commissions paid by the borrowers were $682,118 and $604,836, respectively.

B. Mortgage Servicing Fees

Monthly mortgage servicing fees of up to 1/8 of 1% (1.5% annual) of the unpaid principal, is paid to Redwood Mortgage Corp., or such lesser amount as is reasonable and customary in the geographic area where the property securing the mortgage is located. Mortgage servicing fees of $359,464, $295,052 and $189,692 were incurred for years 1999, 1998 and 1997, respectively.

C. Asset Management Fee

The General Partners receive monthly fees for managing the Partnership's Mortgage Investment portfolio and operations up to 1/32 of 1% of the "net asset value" (3/8 of 1% annual). Management fees of $42,215, $31,651 and $24,966 were incurred for years 1999, 1998 and 1997, respectively.

D. Other Fees

The Partnership Agreement provides for other fees such as reconveyance, mortgage assumption and mortgage extension fees. Such fees are incurred by the borrowers and are paid to parties related to the General Partners.

E. Income and Losses

All income will be credited or charged to partners in relation to their respective partnership interests. The partnership interest of the General Partners (combined) shall be a total of 1%.

                         REDWOOD MORTGAGE INVESTORS VIII
                       (A California Limited Partnership)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

F. Operating Expenses

The General Partners or their affiliate (Redwood Mortgage Corp.) are reimbursed by the Partnership for all operating expenses actually incurred by them on behalf of the Partnership, including without limitation, out-of-pocket general and administration expenses of the Partnership, accounting and audit fees, legal fees and expenses, postage and preparation of reports to Limited Partners. Such reimbursements are reflected as expenses in the Statement of Income.

The General Partners collectively or severally were to contribute 1/10 of 1% in cash contributions as proceeds from the offering are admitted to Limited Partner capital. As of December 31, 1999 a General Partner, GYMNO Corporation, had contributed $35,100, as capital in accordance with Section 4.02(a) of the Partnership Agreement.

NOTE 4 - OTHER PARTNERSHIP PROVISIONS

A. Applicant Status

Subscription funds received from purchasers of units are not admitted to the Partnership until appropriate lending opportunities are available. During the period prior to the time of admission, which is anticipated to be between 1-120 days in most cases, purchasers' subscriptions will remain irrevocable and will earn interest at money market rates, which are lower than the anticipated return on the Partnership's Mortgage Investment portfolio.

During the periods ending December 31, 1999, 1998 and 1997, interest totaling $1,914, $4,454 and $9,562, respectively, was credited to partners in applicant status. As Mortgage Investments were made and partners were transferred to regular status to begin sharing in income from Mortgage Investments secured by deeds of trust, the interest credited was either paid to the investors or transferred to partners' capital along with the original investment.

B. Term of the Partnership

The term of the Partnership is approximately 40 years, unless sooner terminated as provided. The provisions provide for no capital withdrawal for the first five years, subject to the penalty provision set forth in (E) below. Thereafter, investors have the right to withdraw over a five-year period, or longer.

C. Election to Receive Monthly, Quarterly or Annual Distributions

At subscription, investors elect either to receive monthly, quarterly or annual distributions of earnings allocations, or to allow earnings to compound. Subject to certain limitations, a compounding investor may subsequently change his election, but an investor's election to have cash distributions is irrevocable.

D. Profits and Losses

Profits and losses are allocated among the Limited Partners according to their respective capital accounts after 1% is allocated to the General Partners.

                         REDWOOD MORTGAGE INVESTORS VIII
                       (A California Limited Partnership)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

E. Liquidity, Capital Withdrawals and Early Withdrawals

There are substantial restrictions on transferability of Units and accordingly an investment in the Partnership is non-liquid. Limited Partners have no right to withdraw from the Partnership or to obtain the return of their capital account for at least one year from the date of purchase of Units. In order to provide a certain degree of liquidity to the Limited Partners after the one-year period, Limited Partners may withdraw all or part of their Capital Accounts from the Partnership in four quarterly installments beginning on the last day of the calendar quarter following the quarter in which the notice of withdrawal is given, subject to a 10% early withdrawal penalty. The 10% penalty is applicable to the amount withdrawn as stated in the Notice of Withdrawal and will be deducted from the Capital Account.

After five years from the date of purchase of the Units, Limited Partners have the right to withdraw from the Partnership on an installment basis. Generally this is done over a five year period in twenty (20) quarterly installments. Once a Limited Partner has been in the Partnership for the minimum five year period, no penalty will be imposed if withdrawal is made in twenty (20) quarterly installments or longer. Notwithstanding the five-year (or longer) withdrawal period, the General Partners may liquidate all or part of a Limited Partner's capital account in four quarterly installments beginning on the last day of the calendar quarter following the quarter in which the notice of withdrawal is given. This withdrawal is subject to a 10% early withdrawal penalty applicable to any sums withdrawn prior to the time when such sums could have been withdrawn without penalty.

The Partnership will not establish a reserve from which to fund withdrawals and, accordingly, the Partnership's capacity to return a Limited Partner's capital is restricted to the availability of Partnership cash flow.

F. Guaranteed Interest Rate For Offering Period

During the period commencing with the day a Limited Partner is admitted to the Partnership and ending 3 months after the offering termination date, the General Partners shall guarantee an earnings rate equal to the greater of actual earnings from mortgage operations or 2% above The Weighted Average cost of Funds Index for the Eleventh District Savings Institutions (Savings & Loan & Thrift Institutions) as computed by the Federal Home Loan Bank of San Francisco on a monthly basis, up to a maximum interest rate of 12%. To date, actual realization exceeded the guaranteed amount for each month.

NOTE 5- LEGAL PROCEEDINGS

The Partnership is not a defendant in any legal actions.

NOTE 6 - NOTE PAYABLE - BANK LINE OF CREDIT

The Partnership has a bank line of credit expiring September 30, 2000, of up to $9,000,000 at .25% over prime secured by its Mortgage Investment portfolio. The note payable balances were $0 and $5,947,000 at December 31, 1999, and 1998, respectively, and the interest rate was 8.75% at December 31, 1999, (8.50% prime plus .25%).

NOTE 7 - INVESTMENT IN LIMITED LIABILITY CORPORATION

As a result of acquiring real property through foreclosure, the Partnership has contributed its interest (principally land) to a Limited Liability Corporation, which is owned 100% by the Partnership, and which will complete the construction and sell the property. The Partnership expects to realize a profit from the venture.

                         REDWOOD MORTGAGE INVESTORS VIII
                       (A California Limited Partnership)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 8 - INCOME TAXES

The following reflects a reconciliation from net assets (Partners' Capital) reflected in the financial statements to the tax basis of those net assets:

                                                             December 31,
                                          --------------------------------------
                                                 1999                  1998
                                          ---------------       ----------------

Net Assets - Partners' Capital per
  financial statements                      $37,061,967              $27,047,654
Non-amortized syndication costs                 345,792                  357,449
Allowance for doubtful accounts                 834,359                  414,073
Formation loans receivable                    2,158,674                1,640,904
                                          ---------------       ----------------

Net assets tax basis                        $40,400,792              $29,460,080
                                          ===============       ================

In 1999 and 1998, approximately 58% and 61% of taxable income was allocated to tax exempt organizations, i.e., retirement plans, respectively. Such plans do not have to file income tax returns unless their "unrelated business income" exceeds $1,000. Applicable amounts become taxable when distribution is made to participants.

NOTE 9 - FAIR VALUE OF FINANCIAL INVESTMENTS

The following methods and assumptions were used to estimate the fair value of financial instruments:

     (a) Cash and Cash Equivalents. The carrying amount equals fair value. All amounts, including interest bearing, are subject to immediate withdrawal.

(b) The Carrying Value of Mortgage Investments (see note 2(c)) is $35,693,148. The fair value of these investments of $35,825,175 is estimated based upon projected cash flows discounted at the estimated current interest rates at which similar loans would be made. The applicable amount of the allowance for doubtful accounts along with accrued interest and advances related thereto should also be considered in evaluating the fair value versus the carrying value.

                         REDWOOD MORTGAGE INVESTORS VIII
                       (A California Limited Partnership)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

NOTE 10- ASSET CONCENTRATIONS AND CHARACTERISTICS

The Mortgage Investments are secured by recorded deeds of trust. At December 31, 1999, there were 53 Mortgage Investments outstanding with the following characteristics:

Number of Mortgage Investments outstanding                                   53
Total Mortgage Investments outstanding                              $35,693,148

Average Mortgage Investment outstanding                                $673,456
Average Mortgage Investment as percent of total                            1.89%
Average Mortgage Investment as percent of Partners' Capital                1.82%

Largest Mortgage Investment outstanding                                2,600,000
Largest Mortgage Investment as percent of total                            7.28%
Largest Mortgage Investment as percent of Partners' Capital                7.02%

Number of counties where security is located (all California)                13
Largest percentage of Mortgage Investments in one county                  33.40%
Average Mortgage Investment to appraised value of security at
     time loan was consummated                                            60.90%

Number of Mortgage Investments in foreclosure status                          1
Amount of Mortgage Investments in foreclosure                        $2,600,000

The following categories of mortgage investments are pertinent at December 31, 1999 and 1998:

                                                         December 31,
                                       ----------------------------------------
                                              1999                    1998
                                       ------------------     ------------------

First Trust Deeds                           $19,388,394             $22,349,185
Second Trust Deeds                           16,082,803               8,469,460
Third Trust Deeds                               221,951               1,087,313
                                       ------------------     ------------------
  Total mortgage investments                 35,693,148              31,905,958
Prior liens due other lenders                23,719,420              26,411,096
                                       ------------------     ------------------
  Total debt                                $59,412,568             $58,317,054
                                       ==================     ==================

Appraised property value at time of loan    $97,556,330             $98,011,150
                                       ==================     ==================

Total investments as a percent of appraisals      60.90%                  59.50%
                                       ==================     ==================

Investments by Type of Property

Owner occupied homes                         $7,336,276              $6,450,199
Non-Owner occupied homes                     10,957,622               8,789,445
Apartments                                      302,797               3,256,602
Commercial                                   17,096,453              13,409,712
                                       ------------------     ------------------
                                            $35,693,148             $31,905,958
                                       ==================     ==================

The interest rates on the mortgage investments range from 8.00% to 14.00% at December 31, 1999.

                         REDWOOD MORTGAGE INVESTORS VIII
                       (A California Limited Partnership)
                          NOTES TO FINANCIAL STATEMENTS
                                DECEMBER 31, 1999

Scheduled maturity dates of mortgage investments as of December 31, 1999 are as follows:

                         Year Ending
                         December 31,

                      -------------------

                             2000                                    $16,579,436
                             2001                                     14,365,526
                             2002                                        962,638
                             2003                                        308,957
                             2004                                        950,000
                          Thereafter                                   2,526,591
                                                                ----------------
                                                                     $35,693,148
                                                                ================


The scheduled maturities for 2000 include approximately $4,984,651 in Mortgage Investments which are past maturity at December 31, 1999. Interest payment on only four of these loans was delinquent.

The cash  balance  at  December  31,  1999 of  $1,602,568  was in one bank  with interest bearing balances totalling $1,481,699. The balances exceeded FDIC insurance limits (up to $100,000 per bank) by $1,502,568. This bank is the same financial institution that has provided the Partnership with the $9,000,000 limit line of credit. At December 31, 1999, draw down against this facility was $0. As and when deposits in the Partnership's bank accounts increase significantly beyond the insured limit, the funds are either placed on new Mortgage Investments or used to pay-down on the line of credit balance.

                                GYMNO CORPORATION
                           (A California Corporation)
                              FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998
                         (With Auditor's Report Thereon)

                          INDEPENDENT AUDITORS' REPORT

BOARD OF DIRECTORS
GYMNO CORPORATION

     We have audited the accompanying balance sheets of GYMNO Corporation as of December 31, 1999 and 1998 and the related statements of income, stockholders' equity and cash flows for the two yeas ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on test basis evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of GYMNO Corporation as of December 31, 1999 and 1998, and the results of its operations and cash flows for the years then ended in conformity with generally accepted accounting principles.

                        CAPORICCI, CROPPER & LARSON, LLP

Walnut Creek, CA
March 7, 2000

                                GYMNO CORPORATION
                                 BALANCE SHEETS
                           DECEMBER 31, 1999 AND 1998

                                     ASSETS

                                                    1999                1998
                                               -------------     ---------------
Cash and equivalents                         $      2,508           $      427

Deferred income tax benefits                          174                  143
                                               -------------     ---------------


       Total current assets                         2,682                  570
                                               -------------     ---------------

Investment in partnerships, at net equity:
     Redwood Mortgage Investors IV                  7,500                7,500
     Redwood Mortgage Investors V                   5,000                5,000
     Redwood Mortgage Investors VI                  9,773                9,773
     Redwood Mortgage Investors VII                12,048               12,248
     Redwood Mortgage Investors VIII               35,099               25,589
                                               -------------      --------------

                                                   69,420               60,110
                                               -------------      --------------

                                             $     72,102          $    60,680
                                               =============      ==============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
     Accounts payable - Stockholders          $       436          $       436
     Accrued income taxes                             535                  232

     Loan from Redwood Mortgage, at 8% interest    11,985                8,598
                                               -------------      --------------
         Total current liabilities                 12,956                9,266
                                               -------------      --------------
Stockholders' Equity:
     Common stock at stated value:
        Authorized 1,000,000 shares of no par value;
          issued and outstanding 500 shares         5,000                5,000

     Paid-in surplus                                7,500                7,500

     Retained earnings                             46,646               38,914
                                               --------------     --------------
          Total stockholders' equity               59,146               51,414
                                               --------------     --------------
                                             $     72,102         $     60,680
                                               ==============     ==============

See accompanying notes to financial statements

                                GYMNO CORPORATION
                              STATEMENTS OF INCOME
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                  1999                1998
                                             ---------------    ----------------
REVENUE

Partnership earnings - as General Partner    $     17,030         $     14,458
Reconveyance fees                                   7,075                4,391
Other partnership earnings                             13                   24
                                             ---------------     ---------------


                                                   24,118               18,873
                                             ---------------     ---------------


EXPENSES

Management services - Stockholders                  7,569                6,443
Professional Services                               3,617                3,750
Interest expense                                      671                  656
Reconveyance fees                                   1,176                  867
Other                                                 405                   37
                                              ---------------    ---------------
                                                   13,438               11,753
                                              ---------------    ---------------


Income before provision for income taxes           10,680                7,120
Provision for income taxes:
California                                          1,158                  953
Federal                                             1,790                1,480
                                              ---------------    ---------------

                                                    2,948                2,433
                                              ---------------    ---------------

Net income                                   $      7,732         $      4,687



Per share (500 shares)                       $      15.46         $       9.37


See accompanying notes to financial statements



                                                           GYMNO CORPORATION
                                                  STATEMENTS OF STOCKHOLDERS' EQUITY
                                                YEARS ENDED DECEMBER 31, 1999 AND 1998

                                          COMMON STOCK
                                      ---------------------        PAID-IN       RETAINED
                                      SHARES         AMOUNT        SURPLUS       EARNINGS        TOTAL
                                  --------------- ----------------------------------------------------------
                                  --------------- ----------------------------------------------------------


Balances  - December 31, 1997         500#           $ 5,000       $7,500        $  34,227       $  46,727

Net income for the year

      ended December 31, 1998           -               -             -              4,687           4,687
                                  --------------- ----------------------------------------------------------


Balances - December 31, 1998          500#          $  5,000      $ 7,500        $  38,914       $  51,414
                                  --------------- ----------------------------------------------------------

Net income for the year
  ended December 31, 1999
                                       -               -             -               7,732           7,732
                                  --------------- ----------------------------------------------------------


Balances - December 31, 1999          500#          $  5,000      $ 7,500        $  46,646       $  59,146
                                  =============== ==========================================================





See accompanying notes to financial statements

                                GYMNO CORPORATION
                            STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 1999 AND 1998

                                                         1999             1998
                                                      -----------  -------------

Cash flows from operating activities:

      Net income                                      $    7,732     $    4,687
      Adjustments to reconcile net income to net
         cash provided by operating activities:
            (Increase) decrease in deferred
                income taxes                                 (31)            (7)
            Increase (decrease) in accounts payable
               and accrued liabilities                       303           (150)
                                                      ------------  ------------


                                                           8,004          4,530
                                                      ------------  ------------

 Cash flows from investing activities:
       (Increase) decrease in:
          Cash invested in Partnerships                   (9,310)        (4,901)
                                                      ------------  ------------

Cash flows for financing activities:
      Increase (decrease) in:
           Loan from Redwood Mortgage Corp.                3,387           (540)
                                                      ------------  ------------

Net increase (decrease) in cash equivalents                2,081           (911)


Cash equivalents at beginning of year                        427          1,338
                                                      ------------  ------------

Cash equivalents at end of year
     (consisting of cash in bank)                     $    2,508       $    427
                                                      ============  ============


See accompanying notes to financial statements

                                GYMNO CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998

NOTE 1 - ORGANIZATION

GYMNO Corporation (the Company) was formed in July, 1986 by D. Russell Burwell and Michael R. Burwell, each owning 250 shares, for the purpose of serving as corporate General Partner of California limited partnerships, (presently Redwood Mortgage Investors I, II, III, IV, V, VI, VII and VIII) which invest in high-yield debt instruments, primarily promissory notes secured by deeds of trust on California real estate.

As corporate General Partner, the Company receives management fees and/or a small percentage of income for its services, which are performed by the stockholders. In addition, the Company receives reconveyance fees.

The Company has also acquired a limited partnership interest in Redwood Mortgage Investors VII. The Company receives investment income from such limited partnership interests.

NOTE 2 - SUMMARY OF ACCOUNTING POLICIES

The accompanying financial statements were prepared on the accrual basis of accounting wherein revenue is recognized when earned and expenses are recognized when incurred.

Earnings per share, included in the statements of income, were calculated by dividing net income by the weighted average of common stock shares outstanding during the period. There is only one class of shares (common stock) and there are no provisions or agreements which could dilute earnings per share.

                        NOTE 3 - RELATED PARTY FINANCING

     Redwood Mortgage Corp., a related party, receives fees from the various limited partnerships for managing the portfolios and servicing the loans. Gymno Corporation had a loan balance from Redwood Mortgage Corp. of $11,985 at December 31, 1999 with interest thereon calculated at 8%.



                                GYMNO CORPORATION
                          NOTES TO FINANCIAL STATEMENTS
                           DECEMBER 31, 1999 AND 1998

NOTE 4 - INCOME TAXES

The following reflects the income taxes for the periods ending December 31, 1999 and 1998:

                                                       YEAR ENDED                      YEAR ENDED
                                                    DECEMBER 31, 1999              DECEMBER 31, 1998

                                             -------------------------------- -----------------------------
                                                CALIFORNIA        FEDERAL       CALIFORNIA        FEDERAL

                                             -----------------------------------------------------------------

  Income before provision for income taxes        $   10,680     $  10,680        $   7,120       $   7,120
                    Nondeductible expenses
                      State Tax deduction:

                     Prior fiscal year tax                 -          (953)               -            (863)

  Taxable income differential-partnerships             2,415         2,415            3,655           3,655
                                             ------------------------------ --------------------------------

                            Taxable income            13,095        12,142           10,775           9,912
                                             ------------------------------ --------------------------------

        Tax rate (California $800 minimum)             8.84%        15.00%            8.84%          15.00%
                                             ------------------------------ --------------------------------


                        Income tax thereon             1,158         1,821              953           1,487


     Change in deferred income tax benefit                 -           (31)               -              (7)
                                             ------------------------------ --------------------------------

                       Income tax expense         $    1,158     $   1,790         $    953       $   1,480
                                             ============================== ================================


California income taxes were determined at the greatest of 8.84% of taxable income or the minimum tax ($800) and Federal income taxes were determined at the applicable Federal rate (15%).

Deferred income taxes are based on timing differences in deductions for California income taxes which are deductible in the year after they apply (i.e.
- fiscal year 1999 taxes are deductible in 2000). At December 31, 1999, there was a deferred income tax benefit of $174 relating to the $1,158 California Franchise Tax deductible in the following year.